UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2008

The Bank Holdings
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-50645	90-0071778
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9990 Double R. Blvd., Reno, Nevada		89521
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	775.853.8600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Bank Holdings ("TBH" or the "Company") (NASDAQ:TBHS) parent company of Nevada Security Bank ("NSB") announced today that the U.S. Government's action with respect to Fannie Mae and Freddie Mac would adversely impact the value of the Company's perpetual preferred stock investments in Fannie Mae and Freddie Mac.

On September 7, 2008 the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Authority (FHFA) announced that the FHFA was placing Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. Key provisions of the U.S. Government's plan announced to date are as follows:

1.Dividends on Fannie Mae and Fredde Mac common and preferred were eliminated.

2. Fannie Mae and Freddie Mac will be required to reduce their mortgage portfolios over time.

3. The U.S. Government agreed to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of Fannie Mae and Freddie Mac.

4. The U.S. Government also announced that the U.S. Treasury would provide secured loans to Fannie Mae and Freddie Mac as needed until the end of 2009 and that the U.S. Treasury plans to purchase mortgage-backed securities from Fannie Mae and Freddie Mac in the open market.

At June 30, 2008, the Company had eleven securities totaling $15 million of preferred stock of Fannie Mae and Freddie Mac which had an unrealized loss of $643,000. The impact of the above actions and concerns in the market place about the future value of the perpetual preferred stock of both entities have caused values for these investments to decrease materially. It is unclear when and if the value of the investments will improve in the future. Given the above developments, the Company expects to record a non-cash other-than-temporary impairment on these investments for the quarter ending September 30, 2008.

In the event the Company were required to write-off this entire investment and was not able to record a tax benefit for the loss, the Company's capital levels would still exceed the levels required to be considered well-capitalized. However, in realization of the possible impact these write-downs could possibly have, the Company is in the process of repositioning its balance sheet to accomodate the noted likely reductions in its equity accounts.

The impact on the Company's capital ratios if the investments were valued at zero and if the Company were not able to record a tax benefit for the loss is as follows:

As Reported June 30, 2008

TBH Tier 1 Leverage 10.38%
TBH Tier 1 Risk Based 11.83%
TBH Total Risk Based 13.04%

Pro Forma

TBH Tier 1 Leverage 7.93%
TBH Tier 1 Risk Based 9.04%
TBH Total Risk Based 10.0%

Regulatory Threshold for Well-Capitalized

TBH Tier 1 Leverage 5.00%
TBH Tier 1 Risk Based 6.00%
TBH Total Risk Based 10.0%

Forward-Looking Statements
This Form 8-K may be deemed to include forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success in the Company's style of banking and providing financial services and the strength or weakness of the local economies.

The words "will," "believe," "expect," "should," and "anticipate," and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially and adversely. In additions to discussions about risks and uncertainties set forth from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increase following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) the Company's inability to realize the efficiencies it expects to receive from its investments in personnel and infrastructure.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth herein to reflect new information, future events, or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank Holdings

September 11, 2008	By:	Jack B. Buchold

Name: Jack B. Buchold
Title: Chief Financial Officer